EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 4, 2013

USEC Reports Third Quarter 2013 Results

•	Net loss of $44.3 million reflects continuing transition costs for Paducah plant

•	American Centrifuge RD&D program remains under budget and on schedule, meeting milestones; DOE funding continuing in increments

•	Commenced full cascade operations in early October

•	Year-end cash balance of more than $250 million expected; cash build up in advance of significant payables due in first quarter 2014

BETHESDA, Md. - USEC Inc. (NYSE:USU) today reported a net loss of $44.3 million or $9.04 per basic and diluted share for the quarter ended September 30, 2013, compared to net income of $4.5 million or 92 cents per basic and diluted share for the third quarter of 2012. For the nine-month period ended September 30, 2013, the net loss reported was $87.2 million or $17.79 per basic and diluted share, compared to a $116.3 million net loss or $23.73 per basic and diluted share in the same period of 2012. Per share calculations reflect the 1-for-25 reverse stock split completed on July 1, 2013.
The financial results for the third quarter and the nine-month period of 2013 reflect a reduction in separative work unit (SWU) revenue and lower gross profit primarily due to non-production costs related to the transition of the Paducah Gaseous Diffusion Plant (GDP) compared to the same periods of 2012. On May 24, 2013, we announced that we were not able to conclude a deal for the short-term extension of uranium enrichment at the Paducah GDP and ceased uranium enrichment at the end of May 2013. We are working on the transition of the Paducah GDP, including preparing facilities for return to the U.S. Department of Energy (DOE) following the ceasing of enrichment in the second quarter of 2013. These actions resulted in significant charges to cost of goods sold, including immediate asset retirement charges for property formerly used in the enrichment process at the Paducah GDP, inventory valuation adjustments, site expenses including lease turnover activities, power contract losses, and accelerated depreciation. Additionally, we recorded special charges related to workforce reductions and advisory costs.
Third quarter 2013 results also include the recognition of $35.9 million of other income primarily from DOE pro-rata cost sharing support for the research, development and demonstration (RD&D) program, offset by increased advanced technology costs.
“Although we reported a net loss and a negative gross profit margin, this was largely due to the significant amount of non-production expenses related to the transition of the Paducah GDP,” said John K. Welch, USEC president and chief executive officer. “Without those substantial expenses, we would have reported a gross profit for the quarter and year to date.”
The September 30, 2013, cash balance was $128.4 million, which reflects repayment of the $83.2 million term loan in March 2013. We are providing guidance for a year-end cash balance of more than $250 million.

“Our working capital requirements will be substantially reduced as a result of the conclusion of the Megatons to Megawatts program in 2013 and the cessation of enrichment at the Paducah GDP,” Welch said. “A credit facility that was rarely drawn upon but that provided letters of credit primarily related to our power purchases matured on September 30, 2013, and was not renewed or replaced.”
USEC's prospects for adequate liquidity in 2014 are uncertain. Our liquidity is dependent on a number of factors, including (i) USEC's operating needs; (ii) the level of expenditures for the American Centrifuge project (ACP), including the availability of any additional government funding of the ACP after the conclusion of the RD&D program, which is scheduled to be completed by December 31, 2013, and potential demobilization or termination costs if post-RD&D funding is not available or if USEC determines there is no longer a viable path to commercialization of the ACP; (iii) the amount and timing of transition expenses for the Paducah GDP and USEC’s ability to reach an acceptable agreement with DOE for the transition; and (iv) USEC’s ability to restructure its $530.0 million of convertible senior notes that mature on October 1, 2014, all of which impact USEC’s liquidity.

Revenue
Revenue for the third quarter of 2013 was $303.8 million, a decrease of $259.2 million or 46 percent compared to the same quarter of 2012. In the nine-month period ending September 30, 2013, revenue was $909.0 million, a decrease of $549.8 million or 38%. Revenue from the sale of SWU makes up a significant portion of total revenue and the volume of SWU sales declined 47 percent in the quarter and 43 percent in the nine-month period reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2013 compared to 2012. The average price billed to customers for sales of SWU decreased 1 percent in the three-month period and increased 3 percent in the nine-month period, reflecting the particular contracts under which SWU were sold. Revenue from the sale of uranium was $45.3 million in the nine-month period of 2013 compared with $3.6 million in the same period of 2012, reflecting the timing of uranium sales. Revenue from the contract services segment was $10.3 million in the nine-month period of 2013, a decrease of $0.3 million compared to the same period of 2012. USEC sold its NAC International subsidiary in March 2013; revenue and costs for NAC in both the 2012 and 2013 nine-month periods are included in discontinued operations.
In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the low enriched uranium (LEU) is physically delivered. At September 30, 2013, deferred revenue totaled $163.7 million compared to $123.1 million at December 31, 2012. Deferred costs associated with such deferred revenue as of September 30, 2013, was $136.6 million.
Cost of Sales and Gross Margin
As we have taken steps to prepare the Paducah GDP for return to DOE following cessation of enrichment, we incurred $47.7 million and $123.4 million of non-production expenses in the third quarter and nine-month periods of 2013, respectively, that have been charged directly to cost of sales. These include immediate asset retirement charges for property formerly used in the enrichment process at the Paducah GDP, inventory valuation adjustments, site expenses including lease turnover activities, power contract losses, and accelerated depreciation.
Excluding the non-production expenses, cost of sales for the quarter ended September 30, 2013, for SWU and uranium was $282.7 million, a decrease of $234.0 million or 45 percent, compared to the corresponding period in 2012 due primarily to lower SWU sales volume. In the nine-month period of 2013, cost of sales, excluding the non-production expenses, was $839.0 million, a decrease of $512.7 million or 38 percent, compared to the same period in 2012. Cost of sales per SWU, excluding non-

production expenses, was 1 percent higher in the third quarter and 2 percent higher in the nine-month period compared to the same periods of 2012. Cost of sales for SWU, excluding non-production expenses, reflects monthly moving average inventory costs based on production and purchase costs.
We historically have purchased approximately 5.5 million SWU per year under the Megatons to Megawatts program, which will conclude at the end of 2013. We have also entered into a 10-year Russian Supply Agreement under which we began taking deliveries in the second quarter of 2013. Purchase costs for the SWU component of LEU from Russia increased $79.3 million in the nine months ended September 30, 2013, compared to the corresponding period in 2012 due to the commencement of purchases under the new Russian Supply Agreement and to a 6 percent increase in the purchase cost per SWU under the Megatons to Megawatts program.
The gross profit for the third quarter was a loss of $30.0 million, a decrease of $66.6 million over the same period in 2012, reflecting the additional non-production costs in the LEU segment and lower SWU volume. In the nine-month period, the loss was $63.6 million, a decrease of $147.1 million from the same period in 2012. The margin for the third quarter of 2013 was (9.9) percent compared to 6.5 percent in the third quarter of 2012, and (7.0) percent in the nine months ended September 30, 2013, compared to 5.7 percent in the corresponding period in 2012.
Advanced Technology, SG&A, Special Charges, Other Income and Interest
Advanced technology costs were $44.5 million in the three months and $150.0 million in the nine months ended September 30, 2013. The expense was nearly unchanged for the quarter period and $17.0 million lower in the nine-month period. The third quarter of 2012 includes an expense of $44.6 million related to the title transfer of previously capitalized American Centrifuge machinery and equipment to DOE as provided in the cooperative agreement entered into with DOE for the RD&D program. All American Centrifuge project costs in both years were expensed.
Selling, general and administrative expenses for the nine-month period ended September 30, 2013, were $36.0 million, a decrease of $2.1 million over the same period in 2012, reflecting decreases in salary and other compensation costs resulting from reduced staffing levels, partially offset by an increase of $1.2 million in consulting costs.
We incurred special charges for workforce reductions totaling $3.6 million in the nine-month period of 2013. Following the cessation of enrichment at the Paducah GDP in the second quarter of 2013, we initiated an initial workforce reduction of 140 employees that was substantially completed in August 2013. Associated year-to-date charges of $2.0 million are net of $0.7 million of severance paid by us and invoiced to DOE. On September 30, 2013, our senior management authorized an additional workforce reduction of approximately 90 Paducah employees. This workforce reduction is expected to occur during October 2013 to January 2014. We accrued a special charge associated with this expected workforce reduction of $1.6 million in the three months ended September 30, 2013.
In early 2012, we initiated an internal review of our organizational structure and engaged a management consulting firm to support this review. We are also engaged with our advisors and certain stakeholders on alternatives for a possible restructuring of our balance sheet. Costs for these advisors totaled $2.0 million and $6.7 million in the three months and nine months ended September 30, 2013, compared to $1.1 million and $7.1 million in the corresponding periods of 2012. During the fourth quarter, we engaged additional advisory support to assist with a possible restructuring of USEC’s balance sheet.

We froze benefit accruals under our defined benefit pension plans, effective August 5, 2013, for active employees who are not covered by a collective bargaining agreement. Unamortized prior service costs related to those pension plan participants were accelerated and a plan re-measurement was conducted. The result was a curtailment gain of $0.7 million recorded in the second quarter of 2013 to special charges.
DOE and USEC provide pro-rata cost sharing support for continued American Centrifuge activities under our June 2012 cooperative agreement, as amended. DOE’s pro-rata share of 80 percent of qualifying American Centrifuge expenditures, or $35.8 million in the three months and $124.1 million in the nine months ended September 30, 2013, is recognized as other income.
Interest expense declined $2.8 million in the three months and $5.6 million in the nine months ended September 30, 2013, compared to the corresponding periods in 2012, primarily due to lower debt resulting from the repayment of the term loan in connection with the March 2013 amendment to the credit facility.
Cash Flow
At September 30, 2013, USEC had a cash balance of $128.4 million compared to $194.7 million at June 30, 2013, and $292.9 million at December 31, 2012. Cash flow used by operations in the first nine months of 2013 was $104.6 million, compared to cash flow provided by operations of $180.5 million in the previous year’s period. The net loss of $166.7 million in the nine-month period, net of non-cash charges including depreciation, amortization and asset retirements, was a use of cash flow. An increase in our net inventory balances of $67.6 million, primarily from the timing of sales, was a use of cash flow in the nine-month period and was offset by an increase in the Russian Contract payables balance of $115.0 million, due to the timing of deliveries.
Cash proceeds on the sale of NAC of $43.2 million were received in the nine months ended September 30, 2013. Cash collateral deposits increased a net $17.5 million during the nine-month period and our surety bonds related to decontamination and decommissioning and stored wastes are now fully cash collateralized. Payments on the credit facility term loan, including the repayment of the term loan in connection with the March 2013 credit facility amendment, totaled $83.2 million in the nine months ended September 30, 2013.

American Centrifuge Update

We continue to make progress in demonstrating the American Centrifuge technology in 2013. We completed construction of our American Centrifuge commercial demonstration cascade in Piketon, Ohio, during the spring, then shifted construction activities to preparing the facility for machine installation and installing new infrastructure systems. In the subsequent months we completed formal integrated systems testing of plant infrastructure and control systems. We next conditioned the plant equipment and the 120 centrifuge machines with uranium gas before beginning demonstration of full cascade operations in early October. The 120-machine cascade is the centerpiece of the RD&D program with DOE. The objectives of the RD&D program are to demonstrate the American Centrifuge technology through the construction and operation of a commercial demonstration cascade and sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge technology. This includes activities to reduce the technical risks and improve the future prospects of deployment of the American Centrifuge technology.

The June 2012 cooperative agreement with DOE, as amended, includes nine technical milestones for the RD&D program. As of September 30, 2013, six of the milestones have been completed and certified by DOE, and the final three milestones are targeted for completion at the end of the RD&D program on December 31, 2013. We remain on schedule and under budget to achieve the remaining DOE technical milestones under the RD&D program by the end of 2013.

The cooperative agreement, which provides incremental funding, provides for 80 percent DOE and 20 percent USEC cost sharing for work performed during the period June 1, 2012 through December 31, 2013. On October 25, 2013, USEC and DOE entered into an amendment to the cooperative agreement for an additional $13.6 million in government funding for the funding period November 2 to December 31, 2013, bringing total government obligated funding to $241.3 million. Although the $13.6 million of funding ($17 million, including USEC’s $3.4 million cost share) is not sufficient to fund the RD&D program through December 31, 2013, the amendment states that there is an expectation that DOE would provide additional funding for the RD&D program for the funding period ending December 31, 2013. The remaining funding would be made through a subsequent modification to the cooperative agreement, with the amount of such funding to be determined. USEC expects cumulative spending for the RD&D program for the period June 1, 2012 through December 31, 2013, to be approximately $320 million. This amount is less than the originally estimated cost of the program of up to $350 million as a result of cost savings achieved by the Company and spending reductions made by the Company to complete the program technical milestones within the reduced government funds anticipated to be available for the program.

USEC is updating its plan and evaluating alternatives for the financing and commercialization of the American Centrifuge project. Factors that can affect this plan include key variables related to project cost, schedule, market demand and market prices for low enriched uranium, financing costs and other financing terms. USEC has experienced cost pressures due to delays in deployment of the project. The economics of the project are severely challenged by the current supply/demand imbalance in the market for low enriched uranium and related downward pressure on spot market prices for SWU, which are now at their lowest levels in more than a decade. At current market prices, we do not believe that our plans for ACP commercialization are economically viable without additional government support. In addition, USEC does not currently have any financing in place for the project following completion of the RD&D program in December 2013. We anticipate that funding will be needed for the project for the period from completion of the RD&D program until the receipt of financing for commercial deployment. The amount of any such funding would depend on the level of operations, manufacturing and other project infrastructure that is to be maintained in order to support a potential future ramp up to commercialization as well as the length of time until financing could be obtained for the plant. Despite the technical progress being made by the RD&D program, if funding is not in place at the end of the RD&D program or if USEC determines there is no longer a viable path to commercialization of ACP, we could make a decision to demobilize or terminate the project in the near term, which could result in severance costs, contractual commitments, contractual termination penalties and other related costs, which could impose significant demands on our liquidity.

Paducah GDP Transition
On May 24, 2013, we announced that we were not able to conclude a deal for the short-term extension of uranium enrichment at the Paducah GDP. We ceased uranium enrichment at the end of May 2013 and completed withdrawing material from the cascade in early June. We are working to transition the site back to DOE. We expect to continue operations at the Paducah site into 2014 in order to manage inventory, continue to meet customer orders and to meet the turnover requirements of our lease with DOE. Depending on the finalization of a transition plan with DOE, we could expect to incur significant costs in connection with ceasing enrichment at Paducah. For example, delays in the de-lease schedule, delays in the packaging and transfer to other locations of the inventories held by us, additional lease turnover activities, additional costs for waste removal, and other costs could be greater than anticipated. These costs could place significant demands on our liquidity, and we are evaluating alternatives to manage these potential costs.  We are also seeking to manage the impacts of the Paducah transition on our existing business.

We are currently in discussions with DOE regarding the timing of our de-lease but have no assurance that we will reach agreement with DOE on a de-lease schedule that is cost efficient. As of September 30, 2013, we have accrued current liabilities for lease turnover costs related to the Paducah GDP of $32.2 million. Lease turnover costs are costs incurred in returning the GDP to DOE in accordance with the lease, including removing nuclear material as required and removing USEC-generated waste. The Paducah GDP operated for more than 60 years. Environmental liabilities associated with plant operations by agencies of the U.S. government prior to USEC's privatization on July 28, 1998, are the responsibility of the U.S. government. The USEC Privatization Act and the lease for the plant provide that DOE remains responsible for decontamination and decommissioning of the Paducah site.

On May 31, 2013, pursuant to the WARN Act, USEC notified its Paducah employees of potential layoffs beginning in August 2013. Special charges for one-time termination benefits totaled $1.5 million and $3.6 million in the three and nine months ended September 30, 2013, respectively.

During the second quarter of 2013, we initiated an initial workforce reduction of 140 employees that was substantially completed in August 2013. Associated year-to-date charges of $2.0 million for severance payments are net of $0.7 million of severance paid by USEC and invoiced to DOE. Total cash payments associated with this initial workforce reduction totaled $2.5 million as of September 30, 2013. Accounts receivable as of September 30, 2013, include $0.7 million for DOE's share of severance paid by USEC.

On September 30, 2013, our senior management authorized an additional workforce reduction of approximately 90 Paducah employees. This workforce reduction is expected to occur between October 2013 and January 2014. We currently estimate that we could incur employee related severance costs of approximately $1.6 million to $2.4 million for this expected workforce reduction depending on the seniority of the workers and final number of employees severed, with DOE owing a portion of this amount estimated to be up to $0.5 million. As such, we have accrued a special charge associated with this expected workforce reduction of $1.6 million in the three months ended September 30, 2013, for estimated one-time termination benefits consisting of severance payments. Related cash expenditures are expected primarily in the fourth quarter of 2013 and the first quarter of 2014.

Additional layoffs are expected to occur in stages through 2014 depending on business needs to manage inventory, fulfill customer orders, meet regulatory requirements and transition the site back to DOE in a safe and orderly manner. USEC currently estimates that it could incur total employee related severance costs of approximately $23 million to $27 million for all Paducah GDP workers in the event of a full termination of activities at the site without a transfer of employees to another employer, depending on the timing of severances, if incurred. DOE would owe a portion of this amount estimated to be up to $6 million.

2013 Outlook Update

Due to the uncertainties inherent in USEC's period of transition from enrichment at the Paducah plant, the end of the Megatons to Megawatts program and the incremental nature of funding for the

RD&D program, we continue to limit our guidance for USEC's financial results and operating metrics for 2013. We expect the average SWU price billed to customers in 2013 to increase by 2 percent but the volume of deliveries to be approximately 35 percent lower than in 2012, resulting in SWU revenue of approximately $1.25 billion. Revenue from sale of uranium is expected to be approximately $70 million. Non-production expenses related to the cessation of enrichment at the Paducah plant are expected to result in a net loss for 2013.

Following the cessation of enrichment at the Paducah plant, USEC laid off employees and additional reductions in employees are expected into 2014. This has resulted in special charges for termination-related benefits and additional charges are expected in the fourth quarter of 2013. Also below the gross profit line, we expect selling, general and administrative expenses of less than $50 million for 2013.

We are in the midst of an RD&D program that has an 80 percent DOE and 20 percent USEC cost share. Federal funding for the program has been incremental and subject to Congressional action. DOE provided funding in July that was expected to fund the RD&D program through September 30, 2013. Careful financial management allowed the program to continue through October 2013 during the government shutdown. On October 25, 2013, USEC and DOE entered into an amendment to the cooperative agreement for an additional $13.6 million in government funding for the funding period November 2 to December 31, 2013, bringing total government obligated funding to $241.3 million. Although this funding is not sufficient to fund the RD&D program through December 2013, the October 2013 amendment stated that there is an expectation that DOE would provide additional funding for the RD&D program for the funding period ending December 31, 2013. USEC believes that the level of funding for the RD&D program appropriated by the recently enacted government fiscal year 2014 continuing appropriations act, if provided by DOE, will be sufficient to fund the RD&D program through December 31, 2013, and achieve the remaining program technical milestones. Advanced technology expense is expected to total $200 million for 2013, with 80 percent of that amount reimbursed by DOE and reported as Other Income.

USEC expects to report full year cash flow from operations of approximately $50 million. We expect to end the year with a cash balance of more than $250 million. Consistent with prior years, our payments to Russia in the first quarter of 2014 are expected to exceed our cash receipts from customers in that quarter, putting pressure on our liquidity in mid-2014 until deliveries to customers under our backlog occur later in the year.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	The timing and amount of potential severance costs, pension and postretirement benefit costs and other costs related to the transition of the Paducah GDP;

•	The timing of recognition of previously deferred revenue;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•
Potential severance costs and contractual termination penalties and other related costs related to a potential demobilization or termination of the American Centrifuge project if additional government support is not obtained.

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USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding the economics of and continued funding for the American Centrifuge project and the potential for a demobilization or termination of the project; the impact of a potential de-listing of our common stock on the NYSE, including the potential for the holders of our convertible notes to require the Company to repurchase their notes in the event of a de-listing; the impact of a potential balance sheet restructuring on the holders of our common stock and convertible notes; risks related to the need to restructure the investments by Toshiba Corporation and Babcock & Wilcox Investment Company; risks related to the underfunding of our defined benefit pension plans and the impact of the potential requirement for us to place an amount in escrow or purchase a bond with respect to such underfunding; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; our ability to reach an agreement with DOE regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects;  the impact and potential extended duration of the current supply/demand imbalance in the market for LEU; the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding the timing, amount and availability of additional funding for the RD&D program and the dependency of government funding on Congressional appropriations; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning our ability through the RD&D program to demonstrate the technical and financial readiness of the centrifuge technology for commercialization; uncertainty regarding funding for the project following completion of the RD&D program in December 2013 and uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof and the potential for a demobilization or termination of the project if additional government funding or other additional government support is not in place at the end of the RD&D program; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; risks related to our inability to repay our convertible notes at maturity in October 2014; risks related to our ability to manage our liquidity without a credit facility: our dependence on deliveries of LEU from Russia under a commercial agreement with a Russian government entity known as Techsnabexport that expires in 2013 and under a new commercial supply agreement with Russia (the “Russian Supply Agreement”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to our ability to sell our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act for payment of breach-of-contract amounts; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue;  and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 , and quarterly reports on Form 10-Q, which are available at www.usec.com. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Separative work units	$295.8	$559.5	$853.4	$1,444.6
Uranium	3.8	—	45.3	3.6
Contract services	4.2	3.5	10.3	10.6
Total Revenue	303.8	563.0	909.0	1,458.8
Cost of Sales:
Separative work units and uranium	330.4	522.8	962.4	1,364.4
Contract services	3.4	3.6	10.2	10.9
Total Cost of Sales	333.8	526.4	972.6	1,375.3
Gross profit (loss)	(30.0)	36.6	(63.6)	83.5
Advanced technology costs	44.5	44.9	150.0	167.0
Selling, general and administrative	11.2	11.3	36.0	38.1
Special charges for workforce reductions and advisory costs	3.5	1.5	9.6	11.1
Other (income)	(35.9)	(34.6)	(124.2)	(44.6)
Operating income (loss)	(53.3)	13.5	(135.0)	(88.1)
Interest expense	9.5	12.3	32.1	37.7
Interest (income)	—	(0.2)	(0.4)	(0.4)
Income (loss) from continuing operations before income taxes	(62.8)	1.4	(166.7)	(125.4)
Provision (benefit) for income taxes	(18.5)	(3.6)	(57.8)	(9.0)
Net income (loss) from continuing operations	(44.3)	5.0	(108.9)	(116.4)
Net income (loss) from discontinued operations	—	(0.5)	21.7	0.1
Net income (loss)	$(44.3)	$4.5	$(87.2)	$(116.3)

Net income (loss) per share:
Net income (loss) from continuing operations per share – basic and diluted	$(9.04)	$1.02	$(22.22)	$(23.75)
Net income (loss) per share – basic and diluted	$(9.04)	$0.92	$(17.79)	$(23.73)
Weighted-average number of shares outstanding – basic and diluted	4.9	4.9	4.9	4.9

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$128.4	$292.9
Accounts receivable, net	158.7	134.8
Inventories	1,176.8	1,593.2
Deferred costs associated with deferred revenue	136.6	116.8
Other current assets	22.6	19.2
Total Current Assets	1,623.1	2,156.9
Property, Plant and Equipment, net	13.0	51.0
Other Long-Term Assets
Deposits for surety bonds	39.8	22.3
Goodwill	—	6.8
Other assets	27.9	29.4
Total Other Long-Term Assets	67.7	58.5
Total Assets	$1,703.8	$2,266.4

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$121.3	$145.8
Payables under Russian Contract	324.8	209.8
Inventories owed to customers and suppliers	475.9	950.0
Deferred revenue and advances from customers	163.7	125.5
Credit facility term loan	—	83.2
Convertible preferred stock	110.4	100.5
Total Current Liabilities	1,196.1	1,614.8
Long-Term Debt	530.0	530.0
Other Long-Term Liabilities
Postretirement health and life benefit obligations	215.3	207.2
Pension benefit liabilities	171.2	321.7
Other liabilities	53.3	65.6
Total Other Long-Term Liabilities	439.8	594.5
Stockholders’ Equity (Deficit)	(462.1)	(472.9)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,703.8	$2,266.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)

	Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities
Net (loss)	$(87.2)	$(116.3)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	22.8	27.5
Transfers and retirements of machinery and equipment	19.3	47.4
Deferred income taxes	—	(7.0)
Other non-cash income on release of disposal obligation	—	(44.6)
Convertible preferred stock dividends payable-in-kind	9.9	8.8
Gain on sale of subsidiary	(35.6)	—
Inventory valuation adjustments	15.0	—
Changes in operating assets and liabilities:
Accounts receivable – (increase)	(23.9)	(9.9)
Inventories, net – (increase) decrease	(72.7)	271.1
Payables under Russian Contract – increase	115.0	39.4
Deferred revenue, net of deferred costs – increase	17.6	91.4
Accounts payable and other liabilities – increase (decrease)	(80.4)	15.3
Accrued depleted uranium disposition – increase (decrease)	0.3	(145.0)
Other, net	(4.7)	2.4
Net Cash Provided by (Used in) Operating Activities	(104.6)	180.5

Cash Flows Provided by Investing Activities
Capital expenditures	—	(3.8)
Deposits for surety bonds - net (increase) decrease	(17.5)	99.6
Proceeds from sale of subsidiary	43.2	—
Net Cash Provided by Investing Activities	25.7	95.8

Cash Flows Used in Financing Activities
Borrowings under revolving credit facility	—	123.6
Repayments under revolving credit facility	—	(123.6)
Repayment of credit facility term loan	(83.2)	—
Payments for deferred financing costs	(2.2)	(10.1)
Common stock issued (purchased), net	(0.2)	(0.5)
Net Cash (Used in) Financing Activities	(85.6)	(10.6)
Net Increase (Decrease)	(164.5)	265.7
Cash and Cash Equivalents at Beginning of Period	292.9	37.6
Cash and Cash Equivalents at End of Period	$128.4	$303.3
Supplemental Cash Flow Information:
Interest paid	$20.7	$16.5
Income taxes paid, net of refunds	0.4	1.3